Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors

First Citizens Bancorporation, Inc.

Columbia, South Carolina

We consent to the inclusion in this registration statement on Form S-4 of First Citizens BancShares, Inc. of our report dated March 13, 2014, with respect to the consolidated statements of condition of First Citizens Bancorporation, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and to the reference to us under the heading “Experts” in such registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

July 17, 2014